                                                                     Exhibit 5.1

June 29, 2000

The Geon Company
One Geon Center
Avon Lake, Ohio 44012

M.A. Hanna Company
Suite 36-500
200 Public Square
Cleveland, Ohio 44114

Consolidation Corp.
One Geon Center
Avon Lake, Ohio 44012

              Re: Registration Statement on Form S-4 (SEC File No. 333-37344)

Ladies and Gentlemen:

We are acting as counsel to The Geon Company ("Geon") in connection with (i) the Agreement and Plan of Consolidation by and between M. A. Hanna Company ("Hanna") and Geon, dated as of May 7, 2000 (the "Consolidation Agreement") providing for the consolidation of Geon, Hanna and Consolidation Corp., an Ohio corporation formed by Geon and Hanna for purposes of the consolidation contemplated by the Consolidation Agreement, into a resulting Ohio corporation, PolyOne Corporation ("PolyOne"), and (ii) the registration under the Securities Act of 1933, as amended, by a joint Registration Statement of Geon, Hanna and Consolidation Corp. on Form S-4 (the "Registration Statement"), of 109,844,805 common shares, with a par value of $.01 each, of PolyOne to be issued pursuant to the terms of the Consolidation Agreement.

In rendering this opinion, we have examined (a) the Articles of Incorporation and Code of Regulations of PolyOne, both as proposed to be effective at the Effective Time (as defined in the Consolidation Agreement), (b) the Consolidation Agreement, and (c) such records and documents as we have deemed advisable in order to render this opinion. We have assumed that, prior to the issuance of any of the common shares of PolyOne covered by the Registration Statement, and as of the Effective Time, the stockholders of both Geon and Hanna will have adopted the Consolidation Agreement and both Geon and Hanna will have filed the Delaware Certificate of Consolidation and the Ohio Certificate of Consolidation (as defined in the Consolidation Agreement). As a result of the foregoing, we are of the opinion that:

         1. Upon the filing of the Delaware Certificate of Consolidation and the Ohio Certificate of Consolidation, PolyOne will be duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

         2. The 109,844,805 common shares covered by the Registration Statement will have been duly authorized and when issued in exchange for the common stock of Geon or Hanna pursuant to the terms described in the Consolidation Agreement, will be legally issued by PolyOne and fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

This opinion is solely for the information and benefit of Geon, Hanna and Consolidation Corp. and their respective stockholders in connection with the transaction contemplated by the Consolidation Agreement. Except as set forth below, this opinion is not to be quoted in whole or in part or otherwise referred to in any of Geon's, Hanna's or PolyOne's financial statements or other public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of this firm. This opinion may not be relied upon by any other person or for any other purposes whatsoever.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission in connection with the transaction contemplated by the Consolidation Agreement and to the use of our name therein under the caption "Legal Matters."


Very truly yours,


/s/ Thompson Hine & Flory LLP